Exhibit 99.1

World Acceptance Corporation Reports First Quarter Results

First Quarter Earnings per Diluted Share Up 17.1% to $2.19

GREENVILLE, S.C.--(BUSINESS WIRE)--July 22, 2014--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its first fiscal quarter ended June 30, 2014.

Net income for the first quarter decreased 2.4% to $22.6 million compared with $23.1 million for the same quarter of the prior year. Net income per diluted share increased 17.1% to $2.19 on 10.3 million average weighted shares outstanding in the first quarter of fiscal 2015 compared with $1.87 on 12.3 million average weighted shares outstanding in the first quarter of fiscal 2014.

The Company repurchased approximately 635,999 shares in the first quarter of 2015. Combined with the 2.1 million shares repurchased during fiscal 2014, the Company has reduced its weighted average diluted shares outstanding by 16.6% when comparing the two first quarter periods. There were approximately $9.6 million shares outstanding at June 30, 2014.

Total revenues increased to $150.3 million in the first quarter of fiscal 2015, a 3.5% increase over the $145.3 million reported in the first quarter last year. Interest and fee income increased 5.0%, from $128.0 million to $134.4 million in the first quarter of fiscal 2015 due to continued growth in loans outstanding. Insurance and other income decreased by 8.0% to $15.9 million in the first quarter of fiscal 2015 compared with $17.3 million in the first quarter of fiscal 2014. The decrease was related to a $750,000 decrease in other income and a $640,000 decrease in insurance revenue compared with the first quarter of fiscal 2014.

The provision for loan losses rose 7.6% to $30.9 million in the first quarter of fiscal 2015 compared with average net loan growth of 4.0%. Gross loans outstanding increased 3.5% to $1.2 billion at June 30, 2014, up from $1.1 billion at June 30, 2013. The increase in the provision exceeded the increase in loans outstanding due to a higher level of loans 90 days past due, partially offset by a decrease in net charge-offs for the quarter.

The charge-off ratio improved on a quarter over quarter basis. Annualized net charge-offs as a percent of net loans were 12.7% for the three month period ended June 30, 2014 compared to 13.5% during the prior year quarter.

Total general and administrative expenses as a percent of revenue decreased slightly to 51.7% compared with 51.8% during the first quarter of the prior fiscal year.

Key return ratios for the first quarter included a 12.1% return on average assets and a 32.6% return on average equity for a trailing 12 month period ended June 30, 2014. The Company opened 5 new offices and merged 5 offices into an existing location during the first fiscal quarter.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,271 offices in 14 states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

First Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. A script of the Chairman and Chief Executive Officer’s prepared remarks for the conference call has been furnished as Exhibit 99.2 to the Company’s Form 8-K filed today with the Securities and Exchange Commission (“SEC”) in connection with this press release, and is available via the SEC’s Edgar database at www.sec.gov, and will also be posted to the Company’s website as soon as practicable. A simulcast of the conference call will be available on the Internet at http://www.videonewswire.com/event.asp?id=100030. The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” ”intend,” “plan,” “expect,” “believe,” “may,” “will,” and “should” or any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators having jurisdiction over the Company’s business or consumer financial transactions generically, including, but not limited to, the Consumer Financial Protection Bureau (the “CFPB”), having jurisdiction over the Company’s business or consumer financial transactions generically; the unpredictable nature of regulatory proceedings and litigation; and any determinations, findings, claims or actions made or taken by the CFPB, other regulators or third parties in connection with or resulting from the previously disclosed civil investigative demand from the CFPB that assert or establish that the Company’s lending practices or other aspects of its business violate applicable laws or regulations; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported financial statements or necessitate material delays or changes in the issuance of the Company’s audited financial statements; the Company’s assessment of its internal control over financial reporting, and the timing and effectiveness of the Company’s efforts to remediate any reported material weakness in its internal control over financial reporting; changes in interest rates; risks related to expansion and foreign operations; risks inherent in making loans, including repayment risks and value of collateral; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); and changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company). These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2014 filed with the Securities and Exchange Commission (“SEC”) and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

World Acceptance Corporation

Condensed Consolidated Statements of Operations
(unaudited and in thousands, except per share amounts)

		Three Months Ended
		June 30,
		2014	2013

Interest & fees		$134,416	$127,978
Insurance & other		15,896	17,287
Total revenues		150,312	145,265
Expenses:
Provision for loan losses		30,893	28,703
General and administrative expenses
	Personnel	54,239	53,310
	Occupancy & equipment	10,064	9,379
	Advertising	3,162	2,723
	Intangible amortization	202	312
	Other	10,044	9,513
		77,711	75,237
Interest expense		5,565	4,676
	Total expenses	114,169	108,616
Income before taxes		36,143	36,649
Income taxes		13,588	13,537
Net income		$22,555	$23,112
Diluted earnings per share		$2.19	$1.87
Weighted average shares outstanding (diluted)		10,290	12,343

Condensed Consolidated Balance Sheets
(unaudited and in thousands)

	June 30,	March 31,	June 30,
	2014	2014	2013
ASSETS
Cash	$16,045	$19,570	$11,399
Gross loans receivable	1,164,368	1,112,307	1,125,261
Less: Unearned interest & fees	(315,506)	(298,388)	(306,769)
Allowance for loan losses	(67,885)	(63,255)	(61,631)
Loans receivable, net	780,977	750,664	756,861
Property and equipment, net	25,637	24,826	23,665
Deferred tax benefit	34,495	33,514	30,340
Goodwill	5,967	5,967	5,967
Intangibles	3,638	3,778	4,496
Other assets	12,107	11,708	10,805
	$878,866	$850,027	$843,533

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable	548,100	505,500	448,950
Income tax payable	20,013	9,521	14,959
Accounts payable and accrued expenses	26,458	27,651	25,453
Total liabilities	594,571	542,672	489,362
Shareholders' equity	284,295	307,355	354,171
	$878,866	$850,027	$843,533

World Acceptance Corporation

Selected Consolidated Statistics
(dollars in thousands)

	Three Months Ended
	June 30,
	2014	2013

Expenses as a percent of total revenues:
Provision for loan losses	20.6%	19.8%
General and administrative expenses	51.7%	51.8%
Interest expense	3.7%	3.2%

Average gross loans receivable	$1,135,814	$1,093,242

Average loans receivable	$829,116	$797,374

Loan volume	$731,565	$782,099

Net charge-offs as percent of average loans	12.7%	13.5%

Return on average assets (trailing 12 months)	12.1%	12.7%

Return on average equity (trailing 12 months)	32.6%	28.1%

Offices opened (closed) during the period, net	0	7

Offices open at end of period	1271	1210

CONTACT:
World Acceptance Corporation
John L. Calmes Jr., 864-298-9800
Chief Financial Officer